Exhibit 99

Deloitte & Touche LLP Saltire Court 20 Castle Terrace Edinburgh EH1 2DB Tel: +44 (0) 131 221 0002 Fax: +44 (0) 131 535 7888 DX 553050 Edinburgh 18 www.deloitte.co.uk

The Directors

The Royal Bank of Scotland Group plc

42 St Andrew Square

Edinburgh

EH2 2YE

2 December 2004

Dear Sirs

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of The Royal Bank of Scotland Group plc and subsidiaries for the period ended 30 June 2004, and have issued our report dated 2 August 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Half Year Report on Form 6-K dated 2 August 2004, are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Yours faithfully

DELOITTE & TOUCHE LLP

Audit.Tax.Consulting.Corporate Finance.	Member firm Deloitte Touche Tohmatsu

Deloitte & Touche LLP is a limited liability partnership registered in England and Wales with registered number OC303675. A list of members’ names is available for inspection at Stonecutter Court, 1 Stonecutter Street, London EC4A 4TR, United Kingdom, the firm’s principal place of business and registered office. Deloitte & Touche LLP is authorised and regulated by the Financial Services Authority.